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                                                                   EXHIBIT 10.31


                              EMPLOYMENT AGREEMENT

                EMPLOYMENT AGREEMENT (the "Agreement") effective as of the Effective Date (as defined below) by and between Western Multiplex Corporation, a Delaware corporation (the "Company") and David C. King (the "Executive").

                                    RECITALS

                In connection with the merger of Forest Acquisition Corp. with and into Proxim, Inc. ("Proxim") (the "Proxim Merger"), the Company desires to employ Executive to serve as the President and Chief Operating Officer of the Company. In order to induce Executive to serve the Company in this position, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                It is therefore hereby agreed by and between the parties as follows:

                1. Term of Employment; Executive Representation.

                        a. Employment Term. Executive's term of employment under this Agreement shall commence effective as of the date of the consummation of the merger contemplated above (the "Effective Date") and, subject to the terms hereof, Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment and that this Agreement may be terminated at any time by the Company or Executive, subject to the terms of Section 9 of this Agreement.

                        b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any statute, law, regulation, or of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                2. Positions.

                        a. While employed hereunder, Executive shall serve as the Company's President and Chief Operating Officer and shall be nominated to serve on the board of directors of the Company (the "Board"). Executive shall report to the Chief Executive Officer of the Company (the "CEO") and shall have the customary powers, responsibilities and authority of a president and chief operating officer for corporations of the size and character of the Company, as it exists from time to time, and as are reasonably assigned by the CEO.

                        b. While employed hereunder, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendering of such services either directly or indirectly, without the prior written consent of the CEO.

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                3. Base Salary. While employed hereunder, the Company shall pay
Executive a base salary (the "Base Salary") at the annual rate of $400,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

                4. Annual Bonus. In addition to his Base Salary, Executive shall be eligible to earn an annual cash bonus during the term of his employment hereunder of up to seventy-five percent (75%) of Executive's Base Salary (the "Target Bonus"). Satisfaction of performance targets significantly in excess of the targets established for the Target Bonus shall entitle Executive to receive an annual cash bonus in excess of the maximum Target Bonus as determined by the Board (or a committee thereof). The Target Bonus for each fiscal year of the Company will be based on performance targets as may be established by the Board (or a committee thereof), pursuant to an annual incentive plan that is substantially similar to the plan in effect at the Company immediately prior to the Effective Date.

                5. New Option Grant. Within thirty (30) days following the Effective Date, Executive shall be granted a non-qualified stock option to purchase that number of shares of the Company's Common Stock equal to one percent (1%) of the Company's outstanding shares calculated using the treasury method (the "New Option") at the fair market value on the date of grant. The New Option shall vest and become exercisable as to 33.33% of the shares subject to the New Option on the first anniversary of the date of grant, and the remaining 66.67% of the shares subject to the New Option shall vest and become exercisable in eight (8) equal quarterly installments over the subsequent two year period; provided, however, that the Executive must be employed by the Company on the relevant vesting date or satisfy alternate requirements for vesting as provided by Section 9 below. The New Option shall not permit the vesting of a fractional share. The New Option shall have a maximum term of ten years from the date of grant (subject to earlier expiration in the event of the termination of Executive's employment with the Company) and shall be subject to the Company's standard form of stock option agreement and otherwise consistent with Section 9 below. The New Option shall be registered on a Form S-8 registration statement to the extent permitted by applicable federal securities law.

                6. Employee Benefits. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its senior executives. Executive shall be entitled to such number of days (but no less than three weeks) of paid vacation and sick leave in each calendar year as established under the Company's policies as in effect from time to time, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with his position with the Company.

                7. Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.


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                8. Reimbursement and Security Agreement. The Company agrees to assume Proxim's contractual rights and commitments regarding a guarantee of the obligations incurred by David C. King and Maggie Shen King JTWROS or David C. King ("Obligors") individually to The Bear Stearns Companies, Inc. and its subsidiaries and affiliates, including but not limited to Bear, Stearns Securities Corp. and Bear, Stearns International Ltd. (collectively, "Bear Stearns"), in an amount not to exceed five million dollars ($5,000,000), under that Guarantee executed by the Chief Financial Officer of Proxim dated March 15, 2001 (the "March 15, 2001 Guarantee") and that addendum to such Guarantee dated August 30, 2001, (the "Guarantees"). Nothing in the terms of this Section 8 shall be construed to alter the terms of the Guarantees, other than the substitution of the Company for Proxim as the Guarantor (as that term is defined under the terms of March 15, 2001 Guarantee).

                        Executive agrees, to the extent not prohibited by applicable law, to adopt within an administratively reasonable period of time following the Effective Date, a plan under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, to provide for (1) the automatic sale of assets in the Obligors' accounts at Bear Stearns ("Accounts") in the event that the average fair market value of such assets over a 10 business day period ("FMV") equals or exceeds 150% of the amount of the Obligors' indebtedness to Bear Stearns to which the Guarantees apply ("Indebtedness") in order to pay off 25% of the Indebtedness, (2) the automatic sale of assets in the Accounts in the event that the FMV of such assets equals or exceeds 200% of the amount of the Indebtedness in order to pay off the Indebtedness in full and
(3) no more than one sale shall be made under (1) and (2) above during any rolling 3 month period.

                9. Termination. The Executive's employment hereunder may be terminated by either party at any time and for any reason or no reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive's employment (unless the Company waives its right to receive such 30 day notice or unless Executive resigns for Good Reason pursuant to Section 9(c)(ii)(u) or (v)). Notwithstanding any other provision of this Agreement or any other written or unwritten agreement to which Executive is a party, the provisions of this Section 9 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                        a. By the Company For Cause; By the Executive Without Good Reason.

                                (i) The Executive's employment hereunder may be
terminated by the Company for Cause (as defined below) at any time or by Executive without Good Reason after 30 days prior written notice (unless the Company waives such notice requirement).

                                (ii) For purposes of this Agreement, "Cause"
shall mean (i) fraud; (ii) engagement in knowing and intentional illegal conduct materially injurious to the Company or its affiliates (but Executive shall not be assumed or imputed to have knowledge of the acts or omissions constituting illegal conduct of any other person, including but not limited to, any employee or agent of the Company or any other person representing or purporting to represent the Company) and excluding motor vehicle violations; (iii) willful and repeated failure, including neglect, to substantially perform duties and obligations of employment which is not remedied within 30 days after written notice thereof approved by 2/3rds of the Board; (iv)


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conviction of, or a plea of guilty to, a felony, or the misappropriation of property belonging to, the Company or its affiliates; (v) engagement in repeated substance abuse which impairs ability to perform duties and obligations of employment or impairs reputation of the Company; (vi) engaging in any act of moral turpitude; (vii) commencement of employment with another employer while an employee of the Company; or (viii) any material breach by employee of any material provision of the Agreement, or any confidentiality, invention or proprietary information agreement with the Company which continues uncured for 30 days following notice thereof.

                                (iii) If Executive's employment is terminated by
the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive, reduced by any amounts owed to the Company by Executive, the amounts described in the following clauses (A) through (D) set forth below:

                                        (A) the Base Salary through the date of
termination;

                                        (B) any earned but unpaid portion of
Executive's Target Bonus for the fiscal year in which such termination occurs (which amount shall be "earned" as determined by the Company based on the achievement of the relevant performance criteria for the entire fiscal year, prorated for the number of full calendar quarters during which Executive was employed by the Company);

                                        (C) reimbursement for any unreimbursed
business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                                        (D) such employee benefits, if any, as
to which Executive may be entitled under the employee benefit plans of the Company, including a cash payment for accrued but unused vacation days (the amounts described in clauses (A) through (D) hereof, reduced by any amounts owed to the Company by Executive, being referred to as the "Accrued Rights").

                Following such termination of Executive's employment by the Company for Cause or by Executive without Good Reason, except as set forth in this Section 9(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                                (iv) Notwithstanding any other provision of this
Agreement to the contrary, Executive shall receive any benefits which Executive is eligible to receive at the time of termination of employment under Executive's Change of Control Severance Agreement with Proxim effective as of June 18, 1998 (the "Severance Agreement"), it being deemed that all events have occurred on the Effective Date that would allow Executive to resign on account of Involuntary Termination (as defined in the Severance Agreement) but with any cash benefits calculated as if Executive's termination had occurred on the day prior to the Effective Date and acceleration of vesting of any stock options and restricted stock shall apply only to stock options and restricted stock originally granted by Proxim.

                        b. Disability or Death.

                                (i) The Executive's employment hereunder shall
terminate upon Executive's death or if Executive becomes physically or mentally incapacitated and is


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therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the physical or mental incapacitation of Executive as to which Executive or his representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement, and all costs incurred by Executive and/or the Company that are related to such determination shall be paid by the Company.

                                (ii) Upon termination of Executive's employment
hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled (reduced by any benefits payable under the Severance Agreement defined in Section 9(a)(iv)) to receive:

                                        (A) the Accrued Rights;

                                        (B) (i) continued payment of the Base
Salary for twenty-four (24) months after the date of termination, and (ii) full payment of the Target Bonus (calculated as if all performance targets have been satisfied in full) in respect of the year in which such date of termination occurs, at such time as the Target Bonus would otherwise be payable, in accordance with the annual incentive plan of the Company in effect as of the date of termination; provided, that the aggregate amount described in this clause (B) shall be reduced by any amounts owed to the Company by Executive and by the value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

                                        (C) (i) full acceleration of vesting and
exercisability of any outstanding options to purchase shares of Common Stock of the Company (whether granted by the Company or its predecessor), held on the date of termination, with all options to purchase Common Stock of the Company exercisable for twelve (12) months following the date of termination; and (ii) full acceleration of vesting of any Company restricted stock held on the date of termination; provided, however, that the extension of the term of the options to purchase Common Stock of the Company set forth in this Section 9(b)(ii)(C) shall not be provided to the extent that the delivery of such benefits would cause the Company to incur a charge to earnings for financial accounting purposes which is greater than the charge incurred by the Company in the absence of such extension; and

                                        (D) in the event of Executive's
termination of employment on account of death, payment of any then outstanding obligations of the Executive which the Company has guaranteed under the Guarantees solely with the proceeds of one or more policies of life insurance on the life of Executive (on which Executive or Executive's designee is the beneficiary) purchased by the Company for this purpose, but subject to a collateral assignment to the Company sufficient to enable the Company to pay off in full all the indebtedness to which the Guarantees apply, which the Company shall be obligated to purchase within an administratively reasonable period of time following the Closing Date. Notwithstanding the foregoing, the Company shall not be obligated to pay aggregate premiums in excess of $100,000.


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In the event that the Company cannot purchase life insurance on Executive's life on the terms described herein, or upon the expiration of the life insurance policies purchased pursuant to this Section 9(b)(ii)(D), then the Company shall not be required to pay such obligations covered by the Guarantees in the event of Executive's termination of employment on account of death; and

                                        (E) in the event of Executive's
termination of employment on account of Disability and the Guarantees are still in effect on that date, the Guarantees shall be extended for a period of the lesser of (i) four years or (ii) the date on which the obligations to Bear Stearns shall have been satisfied in full by the Obligors. Notwithstanding the foregoing, nothing in this Agreement shall be construed to amend those provisions of the Guarantees which allow the Company to manage the nature and scope of its liability under the Guarantees by their terms.

                                        (F) up to twenty four (24) months of
continued coverage for Executive and his qualified beneficiaries (who are covered under the Company's medical insurance plans on the date of termination of employment) under the Company's medical insurance plans in accordance with the terms thereof, as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), at the same cost to Executive as was provided to Executive immediately prior to the date of termination ("Base Cost"), such benefit to be provided by reimbursing Executive for the cost of Executive's medical premiums under COBRA to the extent that they exceed the Base Cost.

                Following Executive's termination of employment due to death or Disability, except as set forth in this Section 9(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                        c. By the Company Without Cause or Resignation by Executive for Good Reason.

                                (i) The Executive's employment hereunder may be
terminated by the Company without Cause or by Executive's resignation for Good Reason.

                                (ii) For purposes of this Agreement, "Good
Reason" shall mean Executive's resignation following the occurrence of any of the following:

                                        (u) the resignation of Executive at any
time, for any reason or no reason, during the four week period ending on the day prior to the eighteen (18) month anniversary of the Effective Date; provided, however, that Executive is not then the Chief Executive Officer of the Company; or

                                        (v) (A) if at any time Jonathan Zakin
ceases to serve as the Chief Executive Officer of the Company and Executive is not selected to serve as Mr. Zakin's successor, (B) in the event of the determination of the Board that Executive will not be promoted to serve as the Chief Executive Officer of the Company, or (C) Executive is not nominated to serve on the Board, Executive's resignation at any time within two months following the selection of Mr. Zakin's successor, such Board determination, or such failure to nominate; or


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                                        (w) the reduction by the Company of
Executive's Base Salary, Target Bonus opportunity or aggregate benefits described in Section 6 (other than as a result of a general reduction in salary, incentive cash bonus opportunities or aggregate benefits affecting all or substantially all Company employees eligible for the category of remuneration subject to the reduction); or

                                        (x) any material adverse reduction in,
or material adverse change of, Executive's duties and responsibilities made without Executive's written consent (including, without limitation, Executive's not being President and Chief Operating Officer of the Company reporting to the Company's Chief Executive Officer, or in the event of a Change of Control, Executive's not being President and Chief Operating Officer of the Company's successor reporting to the Chief Executive Officer of the Company's successor); or

                                        (y) Company's material breach of this
Agreement; or

                                        (z) relocation of Executive's principal
workplace more than thirty (30) miles from Executive's principal workplace as of the Effective Date, made without Executive's written consent.

In addition, "Good Reason" shall also be deemed to have occurred in the event the Company fails to obtain from any successor to the Company an agreement to assume and perform this Agreement, as contemplated by Section 12(e) hereof. Notwithstanding the foregoing, none of the events described in clauses (w), (x),
(y) or (z) of this Section 9(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

                                (iii) If Executive's employment is terminated by
the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, then upon the execution of an effective general release of claims by Executive in a form satisfactory to the Company and subject to Executive's continued compliance with the provisions of Section 10, Executive shall be entitled (reduced by any benefits paid under the Severance Agreement defined in Section 9(a)(iv)) to receive:

                                        (A) the Accrued Rights; and

                                        (B) (1) continued payment of the Base
Salary for twenty-four (24) months after the date of termination, and (2) full payment of the Target Bonus (calculated as if all performance targets have been satisfied in full) in respect of the year in which such date of termination occurs and the year following, payable at such time as the Target Bonus would otherwise be payable, in accordance with the annual incentive plan of the Company in effect as of the date of termination; provided, that the aggregate amount described in this clause (B) shall be reduced by any amounts owed to the Company by Executive and by the value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and


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                                        (C) (i) full acceleration of vesting and
exercisability of any and all outstanding options to purchase shares of Common Stock of the Company granted to Executive by a predecessor of the Company and assumed by the Company as of the Effective Date (the "Prior Options") held by Executive on the date of termination; (ii) acceleration of vesting and exercisability of 50% of the shares which are unvested on the date of termination under any option granted by the Company on or after the Effective Date, including the New Option, to purchase shares of Common Stock
(collectively, the "Subsequent Options") held by Executive on the date of termination, with all Prior Options and Subsequent Options continuing to be exercisable by Executive for twelve (12) months following the date of termination (but in any event for no longer period than provided for under the terms of the Option); (iii) full acceleration of vesting of any Company restricted stock held by Executive as of the Effective Date; (iv) acceleration of vesting of 50% of shares which are unvested on the date of termination under the terms of any Company restricted stock grant awarded to Executive after the Effective Date; and (v) the extension of the term of the Prior Options set forth in (ii) above shall not be provided to the extent that such extension shall cause the Company to incur a charge to earnings for financial accounting purposes which is greater than that incurred by the Company in the absence of such extension; and

                                        (D) up to eighteen (18) months of
continued coverage for Executive and his qualified beneficiaries (who are covered under the Company's medical insurance plans on the date of termination of employment) under the Company's medical insurance plans in accordance with the terms thereof, as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), at the same cost to Executive as was provided to Executive immediately prior to the date of termination ("Base Cost"), such benefit to be provided by reimbursing Executive for the cost of Executive's medical premiums under COBRA to the extent that they exceed the Base Cost; and

                                        (E) in the event of Executive's
termination of employment under this Section 9(c) and the Guarantees are still in effect on that date, the Guarantees shall be extended for a period of the lesser of (i) two years or (ii) the date on which the obligations to Bear Stearns shall have been satisfied in full by the Obligors. Notwithstanding the foregoing, nothing in this Agreement shall be construed to amend those provisions of the Guarantees which allow the Company to manage the nature and scope of its liability under the Guarantees by their terms.

                                (iv) On the date of termination, the Company
shall release claims, if any, by the Company against Executive except to the extent that (A) the Company has actual knowledge of an act or omission of Executive that has been, is, or could reasonably to be expected to cause material injury to the business or reputation of the Company, or (B) a material breach of Executive's obligations or duties under the Agreement has occurred.

                        (d) By the Company Without Cause or Resignation by Executive for Good Reason on or Following A Change of Control.

                                (i) Notwithstanding anything set forth in
Section 9 to the contrary, in the event that, upon or within thirteen (13) months following the occurrence of a Change of Control (other than the Proxim Merger), either (x) Executive's employment is terminated by the Company without Cause (other than by reason of Executive's death or Disability) or (y) Executive resigns for Good Reason, the payments and benefits set forth in Section 9(c)(iii) above


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shall be modified (and shall still be reduced by any benefits paid under the
Severance Agreement defined in Section 9(a)(iv)) as follows:

                                        (A) in lieu of the continued payment of
Base Salary and payment of the Target Bonus (calculated as if all performance targets have been satisfied in full) pursuant to the annual incentive plan of the Company otherwise payable pursuant to Section 9(c)(iii)(B), the Base Salary and Target Bonus amounts set forth therein shall be paid in a lump sum no later than ten (10) business days following the termination of Executive's employment, and payment thereof shall be subject to Executive's continued compliance with the provisions of Section 10; provided, however, that such payments shall still be offset by any other cash severance or termination benefits payable in accordance with any other such plans, programs or arrangements;

                                        (B) in lieu of the acceleration of
vesting of equity awards provided for in Section 9(c)(iii)(C), full acceleration of vesting and exercisability of the Prior Options and the Subsequent Options (whether or not Prior Options and Subsequent Options are assumed by the Company's successor in the Change of Control) held by Executive on the date of termination, and the Prior Options and Subsequent Options shall continue to be exercisable by Executive for twelve (12) months following the date of termination; and full acceleration of vesting of any Company, or its successor's, restricted stock held by Executive as of the date of termination; provided, however, that the extension of the term of the Prior Options set forth in this Section 9(d)(i)(B) shall not be provided to the extent that such extension would cause the Company to incur a charge to earnings for financial accounting purposes which is greater than the charge incurred by the Company in the absence of such extension; and

                                (ii) For purposes of Section 9(d), a "Change of
Control" shall mean the occurrence of any of the following events:

                                        (A) any Person (other than Ripplewood
Holdings L.L.C., an Affiliate of Ripplewood Holdings L.L.C., or any Person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities on the Closing Date, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company's then-outstanding securities;

                                        (B) during any period of twenty-four
consecutive months (not including any period prior to the Closing Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (I) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 9(c)(v)(A), (C), or (D) hereof or (II) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election by the board of directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;


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

                                        (C) the consummation of any transaction
or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or

                                        (D) the complete liquidation of the
Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

                                        For purposes of this Section 9(d), the
terms "Person" and "Beneficial Owner" shall each have the same meaning as such terms are defined in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, or any successor thereto, and the term "Affiliate" shall mean any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the board of directors of the Company in which the Company has an interest.

                                (iii) In the event that the severance and other
benefits provided to Executive by this Agreement or otherwise (A) constitute "parachute payments' within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (B) but for this Section 9(d)(iii) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then Executive's benefits hereunder shall be either

                                        (A) provided to Executive in full, or

                                        (B) provided to Executive as to such
lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive agree otherwise in writing, any determination required under this provision shall be made in writing in good faith by a qualified third party (the "Professional Service Firm") agreed to by the parties. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce, in the event that the reduction to zero dollars ($0) of all benefits paid in cash is insufficient to avoid liability under the Excise Tax. For purposes of making the calculations required by this provision, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this Section 9(d)(iii). The Company shall bear all costs the Professional Service Firm may reasonably incur in connections with any calculations contemplated by this provision.


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

                If, notwithstanding any reduction described in this provision, the Internal Revenue Service ("IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount". The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

                Notwithstanding any other provision of this Section 9(d)(iii), if (A) there is a reduction in the payment of benefits as described in this provision, (B) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits previously had not been reduced), and (C) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this provision contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of benefits is maximized.

                        (e) Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in these Sections 9(c) and 9(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                        (f) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                10. Nondisclosure of Confidential Information; Non-Competition.
(a) At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 10(a), "Confidential

Information" shall mean information (whether or not in written form) which relates to Ripplewood Holdings L.L.C., the Company or any of their respective affiliates, subsidiaries, or any of their respective businesses or products (including, without limitation, its financial data, strategic business plans, and other proprietary information), and which is not known to the public generally (excluding public knowledge which occurs as a result of Executive's breach of this covenant), except in the conduct of the business of the Company, as in existence as of the date of Executive's termination of employment.

                        (b) Pursuant to his employment hereunder, Executive will acquire knowledge of Confidential Information and trade secrets. During the period of his employment and for one year thereafter, Executive agrees that, without the prior written consent of the Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded or an ownership position in any company whose shares are not publicly traded and as to which Executive is not personally providing any services), any business, which is in Competition (as hereinafter defined) with the existing business of the Company or its subsidiaries. Notwithstanding the foregoing, if the Executive acts in any of such capacities or maintains an ownership position as set forth in the preceding sentence on or after one year and prior to two years following his termination of employment, Executive shall not be entitled to receive any additional benefits under Section 9 of this Agreement.

                        (c) Executive further agrees that, during the period of his employment and for two (2) years afterwards, (A) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment or any other arrangement involving remuneration for services to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation to the extent that Executive would use Confidential Information or trade secrets or that would otherwise constitute unfair competition, and (B) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise initiate communication with any client, customer, prospective client, or prospective customer of the Company for the purposes of causing or attempting to cause any such person to purchase products sold or services rendered by the Company from any person other than the Company.

                        (d) For purposes of this Section 10, a business shall be deemed to be in "Competition" with the Company or its subsidiaries if it is engaged in the business of research and development, designing, manufacturing, marketing, distributing, or servicing or selling fixed wireless (e.g., wireless local loop, point-to-point, point-to-multipoint) and wireless local area network products, as carried on by the Company as of the date of Executive's termination of employment, in all cities, counties, states and countries in which the business of the Company is then being conducted or its products are being sold.

                        (e) The results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time as may be requested by the Company, (i) during the term of Executive's employment without further consideration, and (ii) thereafter at Executive's then current hourly rate, reasonably assist the Company to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive's employer. This Section does not apply to an invention that qualifies as a nonassignable invention under Section 2870 of the California Labor Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information of the Company or its subsidiaries was used, which does not (i) relate to the business of the Company;
(ii) relate to the Company's actual or demonstrable anticipated research or development or (iii) result from any work performed by Executive for the Company. This confirms that Executive has been notified of his rights under
Section 2870 of the California Labor Code.

                        (f) Executive shall also execute the Company's standard form of proprietary information, inventions, and/or non-disclosure agreements, and the representations contained therein shall be considered to be part of this
Section 10 for all purposes under this Agreement.

                11. Specific Performance. Executive and the Company agree that the covenants in Section 10 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in Section 10 would irreparably injure the Company. Accordingly, Executive agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach of Section 10, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, cease making any post-employment termination payments otherwise required by this Agreement and, except for a breach or threatened breach of Executive's covenants under Section 10(b) following the first anniversary of the date of Executive's termination of employment, seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

                12. Miscellaneous.

                        a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

                        b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Except as expressly provided in the Agreement, including Section 9(a)(iv), or the agreements setting forth the terms of stock options granted to Executive by Proxim, this Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates, or their predecessors, regarding the terms and conditions of Executive's employment with the Company and/or its affiliates. No provision of this Agreement shall become effective and binding on the parties prior to the Effective Date.

                        c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                        d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                        e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company that is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                        f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                        g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        If to the Company:

        Western Multiplex Corporation
        1196 Borregas Drive
        Sunnyvale, CA  94089
        Attention:  Vice President, Human Resources

        With a copy to:

        Simpson Thacher & Bartlett
        3330 Hillview Avenue
        Palo Alto, CA 94304
        Attn: Stephen W. Fackler, Esq.

        If to Executive:

        To the most recent address of Executive set forth in the personnel records of the Company.

        With a copy to:

        Fenwick & West
        Two Palo Alto Square
        Palo Alto, CA  94306
        Attn: Scott P. Spector, Esq.

                        h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                        i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                        j. Attorney's Fees. Executive shall be reimbursed for legal fees incurred in the negotiation of this Agreement up to a maximum of fifteen thousand dollars ($15,000).

                        k. Mandatory Arbitration. Any claim or controversy between Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of Executive's employment with the Company or the termination of that employment will be finally settled by arbitration in San Jose, California before a single arbitrator by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The Company shall pay all of the fees, if any, and expenses of the arbitrator incurred in connection with the arbitration regardless of the final outcome of such arbitration. The parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law. Notwithstanding the foregoing, the Company may seek injunctive relief for a breach or threatened breach by Executive of a provision contained in Section 10 of the Agreement.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on this 16th day of January, 2002, to become effective as of the Effective Date.

                                            WESTERN MULTIPLEX CORPORATION

                                            By: /s/ Jonathan N. Zakin
                                               ---------------------------------
                                            Name: Jonathan N. Zakin
                                            Title: Chairman & Chief Executive
                                                   Officer

                                            EXECUTIVE:

                                            /s/ David C. King
                                            ------------------------------------
                                            David C. King

                                            345 Hermosa Way
                                            ------------------------------------
                                            Menlo Park, CA 94025
                                            ------------------------------------
                                            Address